Exhibit 99.1

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REPORTS THIRD QUARTER RESULTS

~ Revenue Reaches Record $80.4 Million; EPS In-Line with Previous Forecast ~

~ Services Revenue Increases 18% ~

~ Company Provides Fourth Quarter Outlook and Comments on 2005 ~

NEWTOWN, PA, OCTOBER 28, 2004 – ICT GROUP, INC. (NASDAQ: ICTG) today reported results for the third quarter ended September 30, 2004.

Revenue for the 2004 third quarter increased 10% to a record $80.4 million compared to $73.3 million in the prior-year period. Net income for the third quarter of 2004 was $276,000, or $0.02 per diluted share, compared to a net loss of ($217,000), or ($0.02) per diluted share, in last year’s third quarter, including the pre-tax impact of any expenses related to the ongoing class action litigation of $887,000 in the third quarter of 2004 and $668,000 in the third quarter of 2003. On an adjusted basis, earnings for the 2004 third quarter were in-line with the Company’s previous expectations.

Strong revenue performance for the period was driven by an 18% increase in Services revenue, which included a 20% sequential improvement in international Services revenue in addition to continued domestic Services gains. Services revenue for the quarter increased to $53.4 million from $45.3 million in the prior-year period and accounted for 66% of total Company revenue versus 62% in the third quarter of 2003. Sales revenue was $27.0 million in the third quarter, or 34% of total Company revenue, compared to $28.0 million in the same period last year. The Company’s domestic consumer outbound telesales business remained stable in the third quarter with revenue of $13.6 million. At the end of the third quarter, the Company had 8,747 workstations in operation.

John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP, commented, “Demand for our solutions continued to grow in the period with a 6% sequential improvement in revenue from the 2004 second quarter. We realized particularly strong gains in our financial services and healthcare markets, which represented 62% of third quarter revenue. We are continuing to develop additional marketing and other business process outsourcing (BPO) services

— more —

ICT GROUP REPORTS THIRD QUARTER RESULTS (CONT.)

with an increasing focus on these key verticals. These services added nearly $9 million to third quarter revenue. We achieved solid results for the quarter despite continued weakening of the U.S. dollar against the Canadian dollar and other foreign currencies as well as higher-than-anticipated costs related to Sarbanes-Oxley compliance.”

For the year ending December 31, 2004, the Company now expects revenue of $320 to $322 million and earnings of $0.30 to $0.32 per diluted share. This includes fourth quarter earnings in the range of $0.13 to $0.15 per diluted share on revenue of $87 to $89 million.

“As we look to 2005, we are excited to have successfully repositioned the Company and to be able to forecast a potential doubling of earnings and 10% to 15% revenue growth for the coming year,” concluded Mr. Brennan. “Our pipeline of new business remains robust, and in the third quarter we were awarded two new, significant service wins from new financial services clients increasing our year-to-date total to 13 awards compared to 10 wins in all of 2003. To support demand from these new wins as well as expansion of existing business, we expect to add 600 workstations in the fourth quarter, which will increase our total count by year end to approximately 9,350, with over 1,300 workstations located in our two Philippine contact centers.”

All quarterly and full-year earnings guidance from the Company is before any expenses related to the ongoing class action litigation.

Conference Call:

The Company will hold a conference call today, Thursday, October 28, 2004, at 10:00 a.m. EDT. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through November 4, 2004.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

— more —

ICT GROUP REPORTS THIRD QUARTER RESULTS (CONT.)

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expansion of international operations, expected revenue increases under new and existing agreements, anticipated demand for services and ability to effectively deploy new technologies. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2003, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to the following, many of which are outside ICT GROUP’s control: demand for ICT GROUP’s services, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, unanticipated labor difficulties, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUE	$80,395	$73,320	$233,004	$220,442

OPERATING EXPENSES:
Cost of services	47,548	44,112	139,156	132,802
Selling, general and administrative	31,097	28,690	89,616	85,692
Litigation costs	887	668	1,892	7,694
Restructuring charge reversals	—	(215)	—	(592)

	79,532	73,255	230,664	225,596

Operating income (loss)	863	65	2,340	(5,154)
Income expense, net	451	389	1,070	846

Income (loss) before income taxes	412	(324)	1,270	(6,000)
Income taxes (benefit)	136	(107)	420	(2,176)

Net income (loss)	$276	$(217)	$850	$(3,824)

Diluted earnings (loss) per share	$0.02	$(0.02)	$0.07	$(0.31)

Shares used in computing diluted earnings (loss) per share	12,849	12,396	12,892	12,396

Reconciliation of Net Income (Loss) to Adjusted Net Income to Eliminate the Effect of Charges Related to On-going Class Action Litigation and Restructuring Charge Reversals (Unaudited)

Adjusted Results of Operations:
Income (loss) before income taxes	$412	$(324)	$1,270	$(6,000)
Litigation accrual	—	225	—	6,725
Litigation costs	887	443	1,892	969
Restructuring charge reversals	—	(215)	—	(592)

Adjusted income before income taxes	1,299	129	3,162	1,102
Adjusted income taxes	429	43	1,043	362

Adjusted net income	$870	$86	$2,119	$740

Adjusted earnings per share	$0.07	$0.01	$0.16	$0.06

Shares used in computing adjusted diluted earnings per share	12,849	12,858	12,892	12,852

ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except workstations)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash, cash equivalents and marketable securities	$8,055	$17,591
Accounts receivable, net	64,282	48,409
Other current assets	16,600	16,406

Total current assets	88,937	82,406
PROPERTY AND EQUIPMENT, net	53,644	47,612
OTHER ASSETS	8,231	5,694

	$150,812	$135,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$36,920	$32,406

Total current liabilities	36,920	32,406
LONG-TERM DEBT	40,000	30,000
OTHER LIABILITIES	2,450	2,755
TOTAL SHAREHOLDERS’ EQUITY	71,442	70,551

	$150,812	$135,712

WORKSTATIONS AT PERIOD END	8,747	8,323

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

# # #